KPMG Peat Marwick LLP






The Board of Directors
Microchip Technology Incorporated:

We consent to incorporation by reference in the registration statement on Form S-8 of Microchip Technology Incorporated of our report dated April 18, 1997, relating to the consolidated balance sheets of Microchip Technology Incorporated and subsidiaries as of March 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended March 31, 1997 which report appears in the March 31, 1997, annual report on Form 10-K of Microchip Technology Incorporated.



                                        /s/ KPMG Peat Marwick LLP

Phoenix, Arizona
November 17, 1997